Greg Thomson, P. Geo. Consulting Geologist Langley, B.C. V3A 8H1 e-mail: gtgeological@gmail.com

CONSENT OF GEOLOGICAL CONSULTANT

Re: Prospectus of Puebla Resources Corp. dated March 13, 2017

I hereby consent to the inclusion and reference of my report dated January 1, 2017 entitled the Goldstar Mineral Property, Vernon Mining District, B.C., Canada, in the Form S1 Registration Statement to be filed by Puebla Resources Corp., with the United States Securities and Exchange Commission.  We concur with the summary of the aforesaid report incorporated into the above Prospectus of Puebla Resources Corp., and consent to our being named as an expert therein.

Dated the 13th day of March 2017

/s/ Greg Thomson

Greg Thomson, P. Geo.